Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PIMI AGRO CLEANTECH, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF MARCH, A.D. 2012, AT 4:02 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


SECRETARY OF STATE
DELAWARE

Jeffrey W. Bullock, Secretary of State

4672107 8100

120290081

AUTHENTICATION: 9421778

DATE: 03-09-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:02 PM 03/08/2012
FILED 04:02 PM 03/08/2012
SRV 120290081 - 4672107 FILE

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION
OF
PIMI AGRO CLEANTECH, INC.

(pursuant to Section 242 of the DGCL)

The undersigned, the Chief Executive Officer of Pimi Agro Cleantech, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, and in order to amend the Certificate of Designation of the Series A Preferred Stock of the Corporation (the "Certificate of Designation"), the Board of Directors, by unanimous written consent dated as of March 6, 2012, duly approved and adopted the following resolution (the "Resolution"):

WHEREAS, the Certificate of Designation of the Corporation was filed by the Secretary of State of the State of Delaware on December 15, 2011;

WHEREAS, the Board of Directors considers it advisable and hereby desires, pursuant to such authority, to amend the terms and provisions of the Certificate of Designation:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby adopts and approves the following amendments to the Certificate of Designation on the terms and with the provisions herein set forth on Annex A attached to this resolution.

Name: Youval Saly
Title: Chief Executive Officer

ANNEX A

SERIES A PREFERRED STOCK

The powers, designations, preferences and relative, participating, optional or other rights of the Series A Convertible Preferred Stock of Corporation are hereby amended as follows:

1. The first recital is hereby deleted in its entirety and in substitution thereof the following new first recital is hereby added:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (as amended, the "Certificate of Incorporation"), there hereby is created, out of the 10,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Paragraph 4 of the Certificate of Incorporation, (the "Preferred Stock"), a series of the Preferred Stock of the Corporation consisting of 62,600 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:

2. The first paragraph is hereby deleted in its entirety and in substitution thereof the following new third recital is hereby added:

1. Designation and Amount.

This series of Preferred Stock shall be designated "Series A Preferred Stock" and the authorized number of shares constituting such series shall be 62,600. The par value of the Series A Preferred Stock shall be $0.01 per share. Shares of the Series A Preferred Stock shall have a stated value of Ten Dollars ($10.00) per share (the "Stated Value").